Exhibit 3(ii)

                        STATE OF DELAWARE
                       AMENDED AND RESTATED
                              BYLAWS
                                OF
                  BODDIE-NOELL PROPERTIES, INC.


                            ARTICLE I
                             OFFICES

    Section 1.01 Registered Office. The registered office in Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

    Section 1.02 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require, including, without limitation, the principal office at 3710 One First Union Center, Charlotte, North Carolina 28202.


                            ARTICLE II
                     MEETINGS OF STOCKHOLDERS

    Section 2.01 Location. Meetings of Stockholders for any purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    Section 2.02 Annual Meeting. Annual meetings of Stockholders shall be held on a date and a time as may be determined from time to time by the Board, at which the Stockholders shall elect by plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting in accordance with Section 2.04 herein.

    Section 2.03   Director Nominations.  Only persons who are nominated
in accordance with the procedures set forth in this Section 2.03 shall be
eligible for election as Directors.   Prior to each annual meeting of
Stockholders (or special meeting of Stockholders held for the election of Directors), the Board of Directors shall nominate a slate of persons to stand for election to the Board of Directors at the annual meeting. The notice of the Stockholders of the meeting shall set forth the names and backgrounds of the persons nominated by the Board of Directors. Nominations of persons for election to the Board of Directors of the Corporation may also be made at a meeting of Stockholders or by any Stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 2.03. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a Stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not later than (i) with respect to an election to be held at an annual meeting of Stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and
(ii) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Stockholders. Such Stockholder's notice shall set forth (a) as to each person whom the Stockholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the Stockholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such Stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such Stockholder.
At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder's notice of nomination which pertains to the nominee. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

    Section 2.04 Notice and Business to be Conducted. Written notice of the annual meeting shall be given to each Stockholder entitled to vote thereat at least 10 but not more than 60 days before the date of the meeting.

    At an annual meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a Stockholder. For business to be properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation.
To be timely, a Stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than ninety days prior to the anniversary date of the immediately preceding annual meeting. A Stockholder's notice to the Secretary shall set forth as to each matter the Stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the Stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the Stockholder and (d) any material interest of the Stockholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section. The Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

    Section 2.05 Stock Ledger. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every election of Directors, a complete list of the Stockholders entitled to vote at said election, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each Stockholder. Such list shall be open to the examination of any Stockholder, during ordinary business hours, for a period of at least ten days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and subject to the inspection of any Stockholder who may be present.

    Section 2.06 Special Meetings. At any time in the interval between annual meetings, special meetings of the Stockholders, unless otherwise provided by law or by the Certificate of Incorporation, may be called by the Chief Executive Officer and shall be called by the Chief Executive Officer upon the request in writing of a majority of the Board of Directors or a majority of the Independent Directors (as defined in Section 3.01 hereof), or upon the written request of the holders of shares representing a majority of the shares of capital stock of the Corporation which would be entitled to vote thereat. Such written request of the Stockholders shall state the purpose or purposes of such meeting.

    Section 2.07 Notice of Special Meeting. Written notice of a special meeting of Stockholders, stating the time, place and purpose or purposes thereof, shall be given in accordance with Section 222 of the General Corporation Law of the State of Delaware to each Stockholder entitled to vote thereat, at least ten days before the date fixed for the meeting.

    Section 2.08 Business at Special Meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice.

    Section 2.09 Quorum. The holders of a majority of the total capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the Stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the Stockholders, the Stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

    Section 2.10 Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of capital stock entitled to be voted on a question brought before such meeting whose holders are present in person or represented by proxy shall decide such question unless the question is one upon which, by express provision of statute or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

    Section 2.11 Proxies. Each Stockholder shall at every meeting of the Stockholders be entitled in person or by proxy to the number of votes provided for in the Corporation's Certificate of Incorporation (or in a resolution of the Board of Directors fixing the powers, designations, preferences and relative, participating, optional or other special rights of a particular series of stock within any class thereof) for each share of the Corporation's capital stock having voting power held by such Stockholder, but no proxy shall be voted on or after three years from its date, unless the proxy provides for a longer period, and, except where a date has been fixed as a record date for determination of its Stockholders entitled to vote, no share of stock shall be voted at any election for Directors which has been transferred on the books of the Corporation within twenty days next preceding such election of Directors. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of Stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine.

    Section 2.12   Action Without Meeting.  Whenever the vote of
Stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provisions of the statutes or of the Certificate of Incorporation, the meeting and vote of Stockholders may be dispensed with if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those Stockholders who have not consented in writing.


                           ARTICLE III
                            DIRECTORS

    Section 3.01 Number, Election and Term. The number of Directors of the Corporation that shall constitute the whole Board shall be fixed from time to time by resolution by the Board of Directors but shall not be less than five; provided, however, that the tenure of office of a Director shall not be affected by any decrease or increase in the number of Directors so made by the Board. At all times that the Corporation intends to be qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute, a majority of the Board of Directors shall be Independent Directors (as hereinafter defined). For purposes of these Bylaws, "Independent Director" shall mean a Director of the Corporation who is not an Affiliated Person (as hereinafter defined) of the Corporation. For purposes of these Bylaws, an "Affiliated Person" of the Corporation means (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of the Corporation; (b) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the Corporation; (c) any person directly or indirectly controlling, controlled by, or under common control with, the Corporation; or (d) any officer, partner, or employee of the Corporation. The Directors shall be elected at the annual meeting of the Stockholders, except as provided in
Section 3.03 of this Article III, and the Directors so elected shall hold office until the next annual meeting or until their successors are elected and qualify.

    Section 3.02 Powers. The business and affairs of the Corporation shall be managed in accordance with the Certificate of Incorporation and these Bylaws under the direction of its Board of Directors and where applicable, the Independent Directors, which may exercise all of the powers of the Corporation, except such as are by law or by the Corporation's Certificate of Incorporation or by these Bylaws conferred upon or reserved to the Stockholders.

    Section 3.03 Vacancies. Any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum; provided, however, that if the Corporation has sought to qualify as a real estate investment trust and in accordance with Section 3.01 a majority of the Board of Directors are required to be Independent Directors, then Independent Directors shall nominate replacements for vacancies among the Independent Directors. If the Stockholders of any class or series are entitled separately to elect one or more Directors, a majority of the remaining Directors elected by that class or series or the sole remaining Director elected by that class or series may fill any vacancy among the number of Directors elected by that class or series. A Director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of Stockholders or until his successor is elected and qualifies.

    Section 3.04 Resignations. Any Director or member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of the receipt by the Chairman of the Board, the Chief Executive Officer or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

    Section 3.05 Committees of the Board of Directors. The Board of Directors may appoint from among its members one or more committees composed of three or more Directors. A majority of the members of any committee so appointed shall be Independent Directors (as defined in Section 3.01). The Board of Directors may delegate to any committee any of the powers of the Board of Directors except the power to declare dividends or distributions on stock, recommend to the Stockholders any action which requires Stockholder approval, amend the Bylaws, approve any merger or share exchange or issue stock. However, if the Board of Directors has given general authorization for the issuance of stock, a committee of the Board, in accordance with a general formula or method specified by the Board of Directors by resolution or by adoption of a stock option plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued.

    Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.

    One-third, but not less than two, of the members of any committee shall be present in person or by telephonic communication at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority of those present shall be the act of such committee. The Board of Directors may designate a Chairman of any committee and such Chairman or any two members of any committee may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of such absent or disqualified members; provided, however, that in the event of the absence or disqualification of an Independent Director, such appointee shall be an Independent Director.

    Each committee shall keep minutes of its proceedings and shall report the same to the Board of Directors when required, and any action taken by the committees shall be subject to revision and alteration by the Board of Directors, provided that no rights of third persons shall be affected by any such revision or alteration.

    Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member, or to dissolve any committee.

    Section 3.06   Meetings of the Board of Directors.  Meetings of the
Board of Directors, regular or special, may be held at any place in or out of the State of Delaware as the Board may from time to time determine or as shall be specified in the notice of such meeting.

    The first meeting of each newly elected Board of Directors shall be held as soon as practicable after the annual meeting of the Stockholders at which the Directors were elected. The meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, except that no notice shall be necessary if such meeting is held immediately after the adjournment and at the site of the annual meeting of the Stockholders.

    Regular meetings of the Board of Directors may be held with or without notice at such time and place as shall from time to time be determined by the Board of Directors.

    Special meetings of the Board of Directors may be called at any time by two or more Directors or by the Chairman of the Board or the Chief Executive Officer.

    Notice of the place and time of every special meeting of the Board of Directors shall be delivered to each Director either personally or by telephone, telegram or telegraph, or by leaving the same at his residence or usual place of business at least forty-eight hours before the time at which such meeting is to be held, or by first-class mail, at least three days before the day on which such meeting is to be held. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Director at his post-office address as it appears on the records of the Corporation, with postage thereon prepaid.

    Section 3.07 Quorum and Voting. At all meetings of the Board, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the action of a majority of the Directors present at any meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion, or the concurrence of a majority of the Independent Directors is required for such action by law, the Corporation's Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of Directors, the Directors present may, by a majority vote, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    Notwithstanding the first paragraph of this Section 3.07, any action pertaining to a transaction involving the Corporation in which any Director or officer of the Corporation or any affiliate of any of the foregoing persons has an interest shall specifically be approved with respect to any isolated transactions or generally be approved with respect to any series of similar transactions, by a majority of the members of the Board of Directors, including a majority of the Independent Directors who are not parties to and have no financial interest in such transaction and so are not affiliates of such interested party, even if such Directors constitute less than a quorum.

    In approving any contract, joint venture or other transaction or series of transactions between the Corporation and any Director or officer of the Corporation or any affiliate of such persons, a majority of the Directors including a majority of the Independent Directors must determine that:

    (a) the contract, joint venture or other transaction as contemplated is fair and reasonable to the Corporation and its Stockholders and on terms and conditions no less favorable to the Corporation than those available from unaffiliated third parties;

    (b) if an acquisition of property other than mortgage loans is involved, the total consideration (determined at the time the acquisition is approved by the Independent Directors) for the property being acquired is not in excess of the (i) appraised value of such property as stated in an appraisal by a qualified independent appraiser with experience in appraising assets of the type being acquired, or (ii) fair value of such property as stated in an opinion by a qualified independent consultant, selected, approved or ratified by the Independent Directors prior to any such acquisition, and if the price is in excess of the cost of the asset to such seller thereof, the Independent Directors shall determine that substantial justification for such excess exists and that such excess is not unreasonable; and

    (c) if the transaction involves the making of loans or the borrowing of money, the transaction is fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated lenders and borrowers under the same circumstances.

    Section 3.08 Organization. The Chairman of the Board shall preside at each meeting of the Board of Directors, or in the absence or inability of the Chairman of the Board to preside at a meeting, another Director chosen by a majority of the Directors present shall act as Chairman of the meeting and preside thereat. The Secretary (or, in his absence or inability to act, any person appointed by the Chairman of the meeting) shall act as Secretary of the meeting and keep the minutes thereof.

    Section 3.09 Meeting by Conference Telephone. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

    Section 3.10 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent to such action is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

    Section 3.11 Compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation for attending committee meetings.

    Section 3.12 Investment Policies and Restrictions. It shall be the duty of the Board of Directors to ensure that the purchase, sale, retention and disposal of the Corporation's assets, and the investment policies of the Corporation and the limitations thereon or amendment thereto are at all times:

         (a) consistent with such policies, limitations and restrictions as are contained in this Section 3.12, or recited in the Registration Statement on Form S-11 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with this Corporation's initial offering of common stock (the "Initial Offering"); and

         (b) in compliance with the restrictions applicable to real estate investment trusts pursuant to the Internal Revenue Code of 1986, as amended.

    The Corporation shall not:

         (a) invest in mortgage loans unless an appraisal is obtained concerning the underlying property;

         (b) invest more than 10% of the Company's total assets in unimproved real property or mortgage loans on unimproved real property;

         (c) invest in commodity or commodity future contracts other than interest rate futures used solely for hedging purposes;

         (d) issue equity securities which are redeemable at the option of the holders thereof;

         (e) issue debt securities unless the historical debt service coverage of the most recently completed fiscal year, as adjusted for known changes, is sufficient to service the higher level of debt (without regard to any applicable balloon principal payments);

         (f) issue options or warrants to purchase shares of the Company at an exercise price less than the fair market value of such shares or which are for more than 10% of the outstanding shares;

         (g) invest in real estate contracts for sale, unless such real estate contracts are recordable in the chain of title; or

         (h) act in any way that would disqualify the Company as a real estate investment trust under the provisions of the Code.

    The Corporation does not intend to invest in the securities of other issuers for the purposes of exercising control (other than with respect to wholly owned subsidiaries), to engage in the trading of or to underwrite securities for other issuers, to engage in the purchase and sale (or turnover) of investments other than as described in the Registration Statement, to offer securities in exchange for property unless deemed prudent by a majority of the Directors, to repurchase or otherwise reacquire shares of the Corporation except as may be necessary to maintain qualification as a real estate investment trust, to issue senior securities or to make loans to other persons.

    The Independent Directors shall review the investment policies of the Corporation at least annually to determine that the policies then being followed by the Corporation are in the best interests of its Stockholders. Each such determination and the basis therefore shall be set forth in the minutes of the Board of Directors.

    The Directors shall review the borrowings of the Corporation quarterly for reasonableness in relation to the Corporation's net assets. The Corporation shall not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed three hundred percent (300%) of the Corporation's net assets, on a consolidated basis, unless approved by a majority of the Directors, including a majority of the Independent Directors, and disclosed to the Stockholders in the next quarterly report of the Corporation, along with justification for such excess. For this purpose, the term "Net Assets" means the total assets (less intangibles) of the Corporation at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter on a basis consistently applied.

    The foregoing prohibitions and restrictions set forth in this Section
3.12 shall not be changed without the approval of the Stockholders of the Corporation.

    Section 3.13. Mandatory Retirement. A Director shall be required to retire at the next annual meeting of Stockholders following his or her 75th birthday; provided, however, that a Director who is 75 or older at the time of the adoption of this Section 3.13 shall not be required to retire until the 1996 annual meeting of Stockholders.


                            ARTICLE IV
                             NOTICES

    Section 4.01 Writing. Notices to Directors and Stockholders when in writing or by telegram as required by provisions of statutes, or by the Certificate of Incorporation, or by these Bylaws, shall be delivered personally or mailed to the Directors or Stockholders at their addresses appearing on the books of the Corporation.

    Section 4.02 Waiver. Whenever any notice is required to be given under provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                            ARTICLE V
                             OFFICERS

    Section 5.01 Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

    Section 5.02 Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

    Section 5.03 Subordinate Officers. In addition to the principal officers enumerated in Section 5.01 of this Article V, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officer, agents or employees.

    Section 5.04 Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

    Section 5.05 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    Section 5.06 Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

                            ARTICLE VI
                       CERTIFICATE OF STOCK

    Section 6.01 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation. If the Corporation shall be authorized to issue more than one class of stock, or more than one series of any call, the designations, preference and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarization on the face or the back of the certificate which the Corporation shall issue to represent such class of stock; provided, however, that except as otherwise provided in Section 202 of the General Corporation law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each Stockholder who so requests, the designations, preferences and relative, participating, option or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

    Section 6.02 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

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    Section 6.03   Transfer of Stock. No transfers of shares of stock of
the Corporation shall be made if (i) void ab initio pursuant to Article X of the Corporation's Certificate of Incorporation, or (ii) the Board of Directors, pursuant to such Article X, shall have refused to offer such shares. The Board of Directors of the Corporation may:

         (a) redeem the outstanding shares of stock of the Corporation or restrict the transfer of such shares to the extent necessary to prevent the concentration of ownership of more than 50% of the outstanding shares of the Corporation in the hands of five or fewer individuals or entities and to ensure that the Corporation always has at least 100 Stockholders;

         (b) refuse to effect a transfer of shares of stock of the Corporation to any person who as a result would beneficially own shares in excess of 9.8% of the outstanding shares of the Corporation ("Excess Shares"); and

         (c) redeem Excess Shares held by any Stockholder of the Corporation.

    Permitted transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only upon the instruction of the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent or transfer clerk duly authorized by the Board of Directors, and upon surrender of the certificate or certificates, is issued for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Upon surrender to the Corporation or the duly authorized transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, as to any transfer not prohibited by the Corporation's Certificate of Incorporation, these Bylaws, or by action of the Board of Directors thereunder, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

    Section 6.04 Setting of Record Date on Transfer Books. The Board of Directors shall fix in advance a date, not exceeding sixty days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of Stockholders for any purpose, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such Stockholders and only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

    Section 6.05 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.


                           ARTICLE VII
                        GENERAL PROVISIONS

    Section 7.01 Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

    Section 7.02 Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

    Section 7.03 Annual Report. The officers of the Corporation shall prepare or cause to be prepared annually a full and correct report of the affairs of the Corporation, including financial statements for the preceding fiscal year, which shall be prepared in accordance with generally accepted accounting principles, audited and certified by independent certified public accountants and distributed to Stockholders within one hundred twenty (120) days after the close of the Corporation's fiscal year and a reasonable period of time (at least 10 days) prior to the annual meeting of Stockholders. Such report shall also be submitted at the annual meeting. The annual report shall also include full disclosure of all material terms, factors and circumstances surrounding any transactions between the Corporation and any Director, or any affiliates of such Director.

<Page.

The Independent Directors will comment on the fairness of such transactions in the annual report.

    The Corporation shall also publish in the annual report the ratio of the cost of raising capital during the year to the capital raised

    Section 7.04 Quarterly Report. The officers of the Corporation shall also prepare or cause to be prepared quarterly for each of the first three quarters of each fiscal year, a full and correct report of the affairs of the Corporation, including a balance sheet and financial statement of operations for the preceding fiscal quarter, which need not be certified by independent certified public accountants and shall be distributed to Stockholders within forty-five (45) days after the close of the Corporation's preceding fiscal quarter.

    Section 7.05 Books of Account and Records. The Corporation shall maintain at its office in the City of Charlotte and State of North Carolina correct and complete books and records of account of all the business and transactions of the Corporation, such books and records to include, without limitation, current names and addresses of all Stockholders as well as Stockholder records. Upon the request of, and reasonable notice given by, any Stockholder, there shall be made available for inspection such books and records in accordance with the provisions of Delaware law during regular business hours of the Corporation.

    Section 7.06 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    Section 7.07 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    Section 7.09 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                          ARTICLE VIII
                       GENERAL PROVISIONS

    Section 8.01 Amendments. These Bylaws may be altered or repealed or new bylaws may be made by the Stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.